GRAINGER REPORTS RESULTS FOR THE 2014 THIRD QUARTER

Quarterly Highlights

•	Sales of $2.6 billion, up 7 percent

•	Operating earnings of $386 million, up 11 percent

•	EPS of $3.30, up 12 percent

CHICAGO, October 16, 2014 - Grainger (NYSE: GWW) today reported results for the 2014 third quarter ended September 30, 2014. Sales of $2.6 billion increased 7 percent versus $2.4 billion in the 2013 third quarter. There were 64 selling days in the quarter, the same as in 2013. Net earnings for the third quarter increased 9 percent to $230 million versus $211 million in 2013. Earnings per share of $3.30 increased 12 percent versus $2.95 in 2013.

“We were pleased with the overall performance of the business in the quarter,” said Chairman, President and Chief Executive Officer Jim Ryan. “Strong volume growth and positive operating leverage in the U.S. business were the primary drivers of our results. We were encouraged by better top line growth in Canada this quarter, but margins remain under pressure due to currency and additional investments. Outside of North America, we were disappointed with the performance of several multichannel businesses and are committed to improving or exiting those operations.” Ryan added, “We are very excited about the continued success of our single channel businesses in Japan and the United States, and we are evaluating and testing additional markets for expansion of this model.” Ryan concluded, “Despite headwinds from historically low inflation and a sluggish global economy, we will continue to invest in infrastructure and growth to capitalize on the attractive share gain opportunity in the large and fragmented MRO market.”

With three quarters complete, the company lowered the top end of its sales and earnings per share guidance for 2014. For 2014, the company now expects 5.0 to 5.5 percent sales growth and earnings per share of $12.20 to $12.30, excluding the $0.15 per share charge for the Fabory retirement plan transition in the second quarter of 2014. The company’s previous 2014 guidance was issued on July 17, 2014, of 5 to 7 percent sales growth and earnings per share of $12.20 to $12.60. The previous guidance assumed an effective tax rate of 37.5 to 37.8 percent. The company is now forecasting an effective tax rate of 38.3 percent due to a higher proportion of earnings from the U.S. segment, reducing earnings for the full year by approximately $0.12 per share.

Company
Sales in the 2014 third quarter increased 7 percent consisting of 2 percentage points from acquisitions, net of dispositions, and a 1 percentage point reduction from unfavorable foreign exchange. (See Exhibit 1 at the end of this press release for a schedule of acquisitions and divestitures.) Excluding acquisitions and foreign exchange, organic sales increased 6 percent driven by 6 percentage points from volume and 1 percentage point from price, partially offset by a 1 percentage point decline from lower sales of seasonal products.

The company’s gross profit margin decreased 0.8 percentage point to 43.0 percent versus 43.8 percent in the 2013 third quarter, with more than half the decline due to unfavorable mix from the recently acquired businesses. The remainder of the decline was due to faster growth with lower gross margin customers and lower gross profit margins outside the United States. Operating expenses for the company increased 2 percent including approximately $17 million in incremental growth and infrastructure spending versus the 2013 quarter and incremental expenses from the acquired businesses.

Company operating earnings increased 11 percent to $386 million for the 2014 third quarter versus $347 million in the prior year. The increase was driven by the 7 percent sales increase and positive expense leverage, partially offset by lower gross profit margins.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 88 percent of company sales for the quarter. The remaining operating units are located primarily in Asia, Europe and Latin America and are included in Other Businesses and are not reportable segments. Results for the company’s single channel businesses in Japan, the United States and Europe are also included in Other Businesses.

United States
Sales for the U.S. segment increased 7 percent in the 2014 third quarter versus the prior year. Results for the quarter included 2 percentage points from acquisitions, net of dispositions. Excluding acquisitions, organic sales increased 5 percent driven by 6 percentage points from volume, partially offset by 1 percentage point from lower sales of seasonal products. Sales growth to customers in the Heavy and Light Manufacturing, Commercial, Retail and Natural Resources customer end markets contributed to the sales increase.

Operating earnings for the segment increased 13 percent in the quarter driven by the 7 percent sales growth and positive expense leverage, partially offset by lower gross profit margins. Gross profit margins for the quarter decreased 0.8 percentage point from unfavorable mix due to faster growth with lower margin customers and lower gross margins from the acquired businesses. Operating expenses for the quarter were essentially flat versus the prior year. Operating expenses included $12 million in incremental growth-related spending and incremental expenses from the acquired businesses, which were essentially offset by productivity and controlled spending.

Canada
Sales in the 2014 third quarter in Canada increased 3 percent versus the prior year, 8 percent in local currency.  The 8 percent increase in local currency consisted of 5 percentage points from volume, 2 percentage points from acquisitions and 1 percentage point from price. The sales increase for the quarter was led by solid growth to customers in the Commercial, Transportation, Oil and Gas, Government, and Heavy and Light Manufacturing end markets.

Operating earnings in Canada declined 14 percent in the 2014 third quarter, down 10 percent in local currency. The lower operating performance was primarily the result of a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 1.5 percentage points versus the prior year primarily due to unfavorable foreign exchange from products sourced from the United States, lower supplier rebates and higher freight costs. The increase in operating expenses was primarily driven by higher payroll, occupancy costs and incremental costs from the acquisition of WFS Enterprises, Inc. on September 2, 2014.

Other Businesses
Sales for the Other Businesses increased 16 percent for the 2014 third quarter versus the prior year. This performance consisted of 18 percentage points of growth from volume and price, partially offset by a 2 percentage points decline from unfavorable foreign exchange. The sales increase was primarily driven by the single channel businesses, MonotaRO in Japan and Zoro in the United States, and from the business in Mexico.

Operating earnings for the Other Businesses were $5 million in the 2014 third quarter versus $6 million in the 2013 third quarter. The earnings decline for the quarter versus the prior year was primarily driven by incremental expenses associated with the start-up of the single channel business in Europe and continued soft performance from the multichannel business in Europe (Fabory). This decline was partially offset by improved performance in Mexico and continued strong results from the single channel models in Japan and United States and narrowing of losses in China.

Other
Other income and expense of $3 million in the 2014 third quarter was flat versus the 2013 third quarter. The tax rate in the quarter was 39.1 percent versus 38.0 percent in the 2013 quarter.  The increase was primarily due to a higher proportion of year-to-date earnings from the U.S. segment with higher tax rates than previously expected.  This shift in earnings in higher tax jurisdictions reduced earnings per share by $0.09 for the quarter.  The company now projects an annual effective tax rate of 38.3 percent, versus the previous estimate of 37.5 to 37.8 percent, excluding the effect of the $0.15 per share charge related to the Fabory retirement plan transition in the second quarter of 2014.

Cash Flow
Operating cash flow was $329 million in the 2014 third quarter versus $354 million in the 2013 third quarter. Cash flow in the 2014 third quarter was lower than the previous year primarily due to higher inventory purchases and accounts receivables. The company used cash from operations to fund capital expenditures of $84 million in the quarter versus $65 million in the third quarter of 2013. In the 2014 third quarter, Grainger returned $156 million to shareholders through $74 million in dividends and $82 million to buy back 336,000 shares of stock. As of September 30, 2014, the company had 9.4 million shares remaining on its share repurchase authorization.

Year-to-Date
For the nine months ended September 30, 2014, sales of $7.5 billion increased 6 percent versus $7.1 billion in the nine months ended September 30, 2013. There were 191 selling days in the first nine months of 2014, the same number of selling days as 2013. Reported net earnings increased 2 percent to $653 million versus $640 million in the first nine months of 2013. Reported earnings per share for the first nine months increased 4 percent to $9.30 versus $8.92 for 2013. The year 2014 includes the $10 million after-tax, or $0.15 per share, charge related to the transition of the employee retirement plan in Europe.

W.W. Grainger, Inc., with 2013 sales of $9.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2014 third quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “estimate”, “expects”, “guidance”, “earnings per share guidance”, “will continue to”, “potentially”, “projects” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

Exhibit 1
Acquisition / Divestiture Schedule

Action	Segment	Date	Pre-acquisition Revenue
Acquired Techni-Tool	U.S.	December 31, 2012	$88 Million
Acquired E&R Industrial, Inc.	U.S.	August 23, 2013	$180 Million
Acquired Safety Solutions, Inc.	U.S.	December 3, 2013	$63 Million
Divested Specialty Brands	U.S.	December 31, 2013	$96 Million
Acquired WFS Enterprises, Inc.	Canada	September 2, 2014	$90 Million

Note: E&R results were first consolidated in the fourth quarter of 2013.

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$2,562,263	$2,398,530	$7,453,994	$7,060,526
Cost of merchandise sold	1,459,479	1,347,164	4,194,553	3,930,440
Gross profit	1,102,784	1,051,366	3,259,441	3,130,086

Warehousing, marketing and administrative expense	717,271	704,651	2,178,838	2,089,995
Operating earnings	385,513	346,715	1,080,603	1,040,091

Other income and (expense)
Interest income	630	822	1,684	2,516
Interest expense	(2,377)	(3,734)	(7,997)	(10,102)
Other non-operating income	(1,131)	58	(1,617)	799
Total other expense	(2,878)	(2,854)	(7,930)	(6,787)

Earnings before income taxes	382,635	343,861	1,072,673	1,033,304

Income taxes	149,585	130,786	411,491	384,948

Net earnings	233,050	213,075	661,182	648,356

Net earnings attributable to noncontrolling interest	2,728	2,286	8,292	8,069

Net earnings attributable to W.W. Grainger, Inc.	$230,322	$210,789	$652,890	$640,287

Earnings per share -Basic	$3.33	$2.99	$9.42	$9.06
-Diluted	$3.30	$2.95	$9.30	$8.92
Average number of shares outstanding -Basic	68,296	69,461	68,482	69,562
-Diluted	69,112	70,547	69,375	70,707

Diluted Earnings Per Share
Net earnings as reported	$230,322	$210,789	$652,890	$640,287
Earnings allocated to participating securities	(2,591)	(2,969)	(7,882)	(9,600)
Net earnings available to common shareholders	$227,731	$207,820	$645,008	$630,687
Weighted average shares adjusted for dilutive securities	69,112	70,547	69,375	70,707
Diluted earnings per share	$3.30	$2.95	$9.30	$8.92

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales
United States	$2,045,077	$1,904,552	$5,935,343	$5,542,202
Canada	278,271	270,660	796,614	842,446
Other Businesses	300,760	258,442	874,592	767,598
Intersegment sales	(61,845)	(35,124)	(152,555)	(91,720)
Net sales to external customers	$2,562,263	$2,398,530	$7,453,994	$7,060,526

Operating earnings
United States	$386,499	$342,420	$1,105,286	$1,012,192
Canada	27,466	31,798	67,974	101,953
Other Businesses	5,162	6,182	13,180	27,232
Unallocated expense	(33,614)	(33,685)	(105,837)	(101,286)
Operating earnings	$385,513	$346,715	$1,080,603	$1,040,091

Company operating margin	15.0%	14.5%	14.5%	14.7%
ROIC* for Company			33.4%	34.2%
ROIC* for United States			51.7%	51.3%
ROIC* for Canada			14.4%	22.8%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 4-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $228.4 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $390.8 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	September 30, 2014	December 31, 2013
Cash and cash equivalents (1)	$314,744	$430,644
Accounts receivable – net (2)	1,234,884	1,101,656
Inventories - net	1,306,504	1,305,520
Prepaid expenses and other assets	110,094	130,646
Deferred income taxes	53,492	75,819
Total current assets	3,019,718	3,044,285
Property, buildings and equipment – net	1,259,264	1,208,562
Deferred income taxes	18,553	16,209
Goodwill	540,407	525,467
Other assets and intangibles – net	463,065	471,805
Total assets	$5,301,007	$5,266,328
Liabilities and Shareholders’ Equity
Short-term debt	$48,391	$66,857
Current maturities of long-term debt	23,610	30,429
Trade accounts payable	493,254	510,634
Accrued compensation and benefits	189,490	185,905
Accrued contributions to employees’ profit sharing plans	136,795	176,800
Accrued expenses	241,033	218,835
Income taxes payable	16,776	6,330
Total current liabilities	1,149,349	1,195,790
Long-term debt	385,191	445,513
Deferred income taxes and tax uncertainties	95,861	113,585
Employment-related and other non-current liabilities	194,200	184,604
Shareholders' equity (3)	3,476,406	3,326,836
Total liabilities and shareholders’ equity	$5,301,007	$5,266,328

(1)	Cash and cash equivalents decreased $116 million primarily due to share repurchases, dividend payments and contributions to the profit sharing plan.
(2)	Accounts receivable - net increased $133 million primarily due to higher sales.
(3)	Common stock outstanding as of September 30, 2014 was 68,183,321 shares as compared with 68,853,938 shares at December 31, 2013.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$661,182	$648,356
Provision for losses on accounts receivable	7,479	5,775
Deferred income taxes and tax uncertainties	(10,078)	(8,683)
Depreciation and amortization	147,751	126,164
Losses (gains) from non-cash charges and sales of assets	15,157	(408)
Stock-based compensation	38,859	44,028
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(163,072)	(130,068)
Inventories	(19,755)	44,957
Prepaid expenses and other assets	17,670	40,290
Trade accounts payable	(10,532)	1,727
Other current liabilities	(45,887)	(46,521)
Current income taxes payable	11,589	6,243
Employment-related and other non-current liabilities	9,257	13,955
Other – net	(1,777)	(5,387)
Net cash provided by operating activities	657,843	740,428
Cash flows from investing activities:
Additions to property, buildings and equipment	(240,196)	(148,361)
Proceeds from sale of property, buildings and equipment	9,062	3,654
Net cash paid for business acquisitions, net of divestitures	(10,606)	(127,960)
Other – net	6,816	(160)
Net cash used in investing activities	(234,924)	(272,827)
Cash flows from financing activities:
Net (decrease) in short-term debt	(16,579)	(5,860)
Net (decrease) in long-term debt	(52,321)	(14,157)
Proceeds from stock options exercised	41,461	66,512
Excess tax benefits from stock-based compensation	29,442	53,319
Purchase of treasury stock	(317,420)	(279,619)
Cash dividends paid	(215,265)	(188,688)
Net cash used in financing activities	(530,682)	(368,493)
Exchange rate effect on cash and cash equivalents	(8,137)	(11,176)
Net change in cash and cash equivalents	(115,900)	87,932
Cash and cash equivalents at beginning of year	430,644	452,063
Cash and cash equivalents at end of period	$314,744	$539,995

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